UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 13, 2014
___________
FelCor Lodging Trust Incorporated
(Exact Name of Registrant as Specified in Charter)

Maryland (State or other jurisdiction of incorporation)	001-14236 (Commission File Number)	75-2541756 (I.R.S. Employer Identification Number)
545 E. John Carpenter Frwy. Suite 1300 Dallas, TX (Address of principal executive offices)		75062 (Zip code)
(972) 444-4900 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01    Other Events.
On November 13, 2014, the Board of Directors (the “Board”) of FelCor Lodging Trust Incorporated (the “Company”) determined it advisable (i) to adopt Articles of Amendment and Restatement (the “Amended Charter”) that would amend its charter to, among other things, provide for annual election of all directors and eliminate the classified Board structure and (ii) to recommend to the Company’s stockholders that, at their 2015 annual meeting, they approve the Amended Charter.
Declassifying the Board reflects its ongoing commitment to the highest standards of Board accountability, corporate ethics and stockholder engagement. The Board only makes significant changes to long-standing corporate governance policies and practices after careful consideration of the advantages and disadvantages - and appropriateness (both legal and commercial) - of such changes, as well as with the benefit of formal and informal feedback from stockholders. With respect to declassification, the Board carefully considered various factors, notably the Company’s stockholders’ approval earlier this year of a non-binding advisory stockholder proposal to declassify the Board and institutional investor feedback both before and after that vote, as well as evolving corporate governance practices. Declassification follows prior actions that also strengthen the Company’s corporate governance and accountability to the Company’s stockholders, including:

•	adopting a majority voting standard for uncontested elections of directors,

•	establishing a lead independent director with robust authority and responsibility,

•	establishing a management incentive compensation recoupment policy,
and

•
modifying the Company’s executive compensation program so that the Company’s executives’ incentive compensation is entirely at-risk, primarily based on total stockholder return and financial performance.

Assuming the Company’s stockholders approve the Amended Charter at their 2015 annual meeting, at subsequent annual meetings director-candidates will be elected for one-year terms as terms of then-current directors expire.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 17, 2014	FELCOR LODGING TRUST INCORPORATED

	By:	/s/ Jonathan H. Yellen
		Name:	Jonathan H. Yellen
		Title:	Executive Vice President
General Counsel and Secretary